UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 1, 2011

Cooper Industries plc
__________________________________________
(Exact name of registrant as specified in its charter)

Ireland	1-31330	98-0632292
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5 Fitzwilliam Square, Dublin 2, Ireland		2
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	713-209-8400

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

Cooper Industries LLC, together with certain other subsidiaries of the Company, entered into a settlement agreement on February 1, 2011 with Pneumo Abex LLC and certain of its affiliates (collectively "Pneumo Abex") in connection with a lawsuit filed in the New York State Supreme Court, Commercial Division. The lawsuit was filed by Pneumo Abex challenging the joint venture transaction between the Company and Danaher Corporation announced in July 2010 and involved, among other things, the parties’ respective rights and obligations under a Mutual Guaranty Agreement, dated as of December 30, 1994 (the "Mutual Guaranty"), pursuant to which a subsidiary of the Company guaranteed certain indemnification obligations to Pneumo Abex in connection with certain asbestos-related personal injury claims. Pneumo Abex asserted, among other things, that the joint venture transaction and certain prior transactions engaged in by the Company diminished the ability of the obligated party to perform its agreements under the Mutual Guaranty. The settlement resolves all of Pneumo Abex’s claims against the Company and its subsidiaries as well as claims that the Company and its subsidiaries alleged against Pneumo Abex.

The settlement contemplates termination of the Mutual Guaranty and the creation of a Settlement Trust upon consummation of the closing. If the settlement is approved by the court and upon closing of the transactions contemplated by the settlement agreement, the parties will make the following contributions to the Settlement Trust: (i) a subsidiary of the Company will pay, subject to certain payment adjustments, $307.5 million ($250 million upon closing and the remainder over the next four years); (ii) Pneumo Abex’s parent and one of its affiliates will collectively contribute $5 million to the Settlement Trust and $15 million to Pneumo Abex; and (iii) ownership of Pneumo Abex will be contributed to the Settlement Trust. Thereafter, Pneumo Abex will continue to resolve asbestos-related claims asserted against it and the Settlement Trust will indemnify Pneumo Abex and the Company with respect to asbestos-related personal injury claims and the Company and its subsidiaries will have no further obligations under the Mutual Guaranty. Pneumo Abex will continue to have access to its asbestos-related insurance following its contribution to the Settlement Trust. Consummation of the settlement is expected during approximately the second quarter of 2011 and is subject to court approval and a favorable ruling regarding the tax treatment of the Settlement Trust from the Internal Revenue Service.

Currently, the Company has recorded an accrual on an undiscounted basis for its potential liability for pending and future indemnity and defense costs under the Mutual Guaranty. In addition, the Company has recorded a receivable for related insurance recoveries for insurance-in-place agreements, settlements, and certain insurance policies where the provider is in receivership. Upon completion of the transactions contemplated by the settlement agreement, the Company expects that it will adjust its estimated net liability recorded for its obligations under the Mutual Guaranty with the amount payable under the settlement agreement, which is expected to result in a pre-tax, noncash gain in an amount equal to the difference between the two amounts.

A copy of the settlement agreement is attached as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

10.1 Full and Final Release, Settlement and Indemnity Agreement dated as of February 1, 2011, among M & F Worldwide Corp., Pneumo Abex LLC, Mafco Worldwide Corporation, Mafco Consolidated Group LLC, PCT International Holdings Inc., Cooper Industries plc, Cooper Industries, Ltd., Cooper Holdings Ltd., Cooper US, Inc. and Cooper Industries, LLC.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cooper Industries plc

February 4, 2011	By:	/s/ Bruce M. Taten

Name: Bruce M. Taten
Title: Senior Vice President, General Counsel and Chief Compliance Officer

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Exhibit Index

Exhibit No.	Description

10.1	Full and Final Release, Settlement and Indemnity Agreement dated as of February 1, 2011, among M & F Worldwide Corp., Pneumo Abex LLC, Mafco Worldwide Corporation, Mafco Consolidated Group LLC, PCT International Holdings Inc., Cooper Industries plc, Cooper Industries, Ltd., Cooper Holdings Ltd., Cooper US, Inc. and Cooper Industries, LLC.